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                                                             EXHIBIT 10(viii)(b)


October 30, 1997

Mr. Mark R. McDonald
First Bank Place
601 Second Avenue South
Minneapolis, MN 55402-4302

Dear Mr. McDonald:

In response to your letter of September 25, 1997 we wanted to outline the procedures for disbursement of funds from the Brass Eagle, Inc. IPO to First Bank for purposes of determining when all debt attributed to the Brass Eagle business will have been paid in full. Brass Eagle Inc. (the Company) intends to use the proceeds from the offering (i) to repay debt specifically allocated to the Company, (ii) to repay certain intercompany indebtedness owed to Daisy, and
(iii) to pay to Daisy the value of its divisional equity in the Company, all calculated as of the effective date (the "Effective Date") of the offering (collectively, the Disbursement). The Disbursement is intended to pay all First Bank debt attributed to the Brass Eagle business.

The procedures for calculating and disbursing the funds are as follows:

   1) Prior to the Effective Date the Company and Daisy will calculate the amount of the three components of the Disbursement based upon the balances on the internal financial statements of the Company and Daisy as of October 31, 1997, as certified by the CFO of each company (the "October 31 Balance").

   2) 95% of the October 31 Balance will be paid to First Bank upon receipt of the proceeds from the Offering (the "Initial Disbursement").

   3) Within 120 days after the Effective Date, the Company and Daisy will cause Crowe Chizek and Company LLP to deliver to the Company and the representatives of the underwriters an audit of the balance sheet of the Company as of the Effective Date (the "Effective Date Balance Sheet"), setting forth the amounts as of that date of the three components of the disbursement.

   4) Within 15 days after the delivery of the Effective Date Balance Sheet, the Company will pay the remaining balance of the Disbursement to First Bank or First Bank will refund to the Company the excess Disbursement received pursuant to the Initial Disbursement.

   5) Upon payment of the amount contemplated by paragraph 4, First Bank will release its lien on all Brass Eagle (paintball) assets.



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Please indicate below your agreement with this process by signing below and returning a signed copy of this letter to me.

Sincerely,

/s/ LYNN SCOTT

Lynn Scott



Agreed to as of October 31, 1997:

/s/ MARK R. McDONALD
-----------------------------------------
Mark R. McDonald
Vice President